Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Mary Ellen Keating

Senior Vice President

Corporate Communications

Barnes & Noble, Inc.

(212) 633-3323

mkeating@bn.com

CORPORATE CONTROLLER ALLEN LINDSTROM APPOINTED INTERIM

CHIEF FINANCIAL OFFICER AS BARNES & NOBLE LAUNCHES SEARCH

FOR NEW CFO

Barnes & Noble and Joseph Lombardi Agree to Transition Arrangement

New York, New York, October 21, 2011 – Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller, today announced that Joseph Lombardi, Chief Financial Officer, has resigned from his current position, but will remain a non-officer employee until mid-2012 to assist in the transition as the company undertakes an executive search for a new CFO. The company also announced the appointment of Allen Lindstrom, Vice President, Corporate Controller, to interim CFO until a replacement is named.

“Today the company is strategically and financially well positioned, due in large part to our leadership team and Joe Lombardi’s contributions during his tenure as CFO,” said William Lynch, Chief Executive Officer. “He has played a key role especially during these last two years, as we’ve been successfully transforming our business, and scaling the massive opportunity NOOK® presents.” Mr. Lynch added, “We’ve built great bench strength and continuity in our finance department over the years, and everyone from the management team to the board of directors has the utmost confidence in Allen as he assumes the interim CFO position. We thank Joe for his service to the company and appreciate his assistance in the transition.”

“I could not be more proud of the nine years I’ve spent at Barnes & Noble working alongside an outstanding management team,” said Mr. Lombardi. “In the last two years alone, it has been exciting to see Barnes & Noble transform itself from a leading bookseller to a leading retailer of content and digital media. I look forward to assisting the company during this transition period until a new CFO is appointed.”

Mr. Lindstrom joined Barnes & Noble, Inc. in November 2007, as Vice President and Corporate Controller. He is also Principal Accounting Officer of the company. Prior to joining Barnes & Noble, Mr. Lindstrom was Chief Financial Officer at Liberty Travel.

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE:BKS), the world’s largest bookseller and a Fortune 500 company, operates 704 bookstores in 50 states. Barnes & Noble College Booksellers, LLC, a wholly-owned subsidiary of Barnes & Noble, also operates 635 college bookstores serving over 4.6 million students and faculty members at colleges and universities across the United States. Barnes & Noble conducts its online business through BN.com (www.bn.com), one of the Web’s largest e-commerce sites, which also features more than two million titles in its NOOK Bookstore™ (www.bn.com/ebooks). Through Barnes & Noble’s NOOK™ eReading product offering, customers can buy and read digital books and content on the widest range of platforms, including NOOK devices, partner company products, and the most popular mobile and computing devices using free NOOK software.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

NOOK Simple Touch Reader™, NOOK 1st Edition™, NOOK 1st Edition Wi-Fi™, NOOK Color™, Reader’s Tablet™, Fast Page™, NOOK Books™, NOOK Bookstore™, NOOK Newsstand™, NOOK Magazines™, NOOK Newspapers™, NOOK Apps™, PubIt!™, NOOK Kids™, Read In Store™, More In Store™, NOOK Friends™, LendMe®, NOOK Library™, NOOK Boutiques™, The Barnes & Noble Promise™, NOOK Books en español™, NOOK Study™, Free Friday™, Lifetime Library™ and Read What You Love. Anywhere You Like™ are trademarks of Barnes & Noble, Inc. Other trademarks referenced in this release are the property of their respective owners.

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